SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: April 17, 2003

FIRST FINANCIAL BANCORP.
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation)	0-12379 (Commission File Number)	31-1042001 (IRS Employer Identification No.)

300 High Street Hamilton, Ohio (Address of principal executive offices)		45011 (Zip Code)

Registrant’s telephone number, including area code: (513) 867-5240

First Financial Bancorp.

Form 8-K

Item 7.    Exhibits.

(a)	Exhibit:

99.1	First Financial Bancorp. Press Release dated April 17, 2003.

Item 9.    Regulation FD Disclosure.

On April 17, 2003, First Financial Bancorp. issued its earnings press release that included the results of operations and financial condition for the first quarter of 2003. A copy of the earnings press release is attached as Exhibit 99.1. This information is being provided under Items 9 and 12 “Disclosure of Results of Operation and Financial Condition.”

The earnings press release includes two non-GAAP financial measures. The first non-GAAP financial measure appears in the first paragraph under the heading “Net Interest Income.” The second appears in the table entitled “Additional Data – Fully Tax Equivalent Net Interest Income.” The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest margin and net interest income on a fully tax equivalent basis. Therefore, management believes, these measures provide useful information to investors by allowing them to make peer comparisons. Management also uses these measures to make peer comparisons.

Below is a table showing “net interest income” calculated and presented in accordance with GAAP and the adjustments made to arrive at the non-GAAP financial measure “net interest income – tax equivalent.” The table also shows “net interest margin” calculated and presented in accordance with GAAP and the method used to arrive at the non-GAAP financial measure “net interest margin (fully tax equivalent).”

			Three months ended,
	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
	2003	2002	2002	2002	2002

Net interest income	$37,236	$39,447	$40,583	$41,681	$41,046

Tax equivalent adjustment	938	984	1,017	1,044	1,063

Net interest income — tax equivalent	$38,174	$40,431	$41,600	$42,725	$42,109

Average earning assets	3,457,340	3,401,949	3,427,335	3,474,038	3,523,926

Net interest margin*	4.37%	4.60%	4.70%	4.81%	4.72%

Net interest margin (fully tax equivalent)*	4.48%	4.72%	4.82%	4.93%	4.85%

Margins are calculated using net interest income annualized divided by average earning assets.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST FINANCIAL BANCORP.

By: /s/ C. Douglas Lefferson C. Douglas Lefferson Senior Vice President and Chief Financial Officer

Date: April 17, 2003

Form 8-K	First Financial Bancorp

Exhibit Index

Exhibit No.	Description

99.1	First Financial Bancorp. Press Release dated April 17, 2003.